EXHIBIT 10.1
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                               FORM OF AMENDMENT

Effective as of December 31, 2004, the definition of Retirement for all grants of options to purchase shares of Boston Scientific Corporation common stock [prior to May 7, 2001] shall be superseded and instead mean the following: cessation of employment or other service relationship with the Company and its Affiliates if, as of the date of such cessation, either (x) the Participant has attained the age of 62 or (y) (i) the Participant has attained age 50, (ii) the Participant has accrued at least five years of service with the Company and its Affiliates, and (iii) the sum of the Participant's age and years of service as of such date equals or exceeds 62.